Exhibit 99.1

NEWS RELEASE
Contacts: Manuel Mondragon, Assistant VP of Finance investorrelations@wtoffshore.com 713-297-8024 Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

W&T OFFSHORE REPORTS FIRST QUARTER 2006 FINANCIAL

AND OPERATIONAL RESULTS

Provides Guidance for the Second Quarter

HOUSTON — May 4, 2006 — W&T Offshore, Inc. (NYSE: WTI) announced today financial and operational results for the first quarter 2006.

•	Record earnings of $0.85 per diluted share (before adjustment) in first quarter 2006 vs. $0.60 in first quarter 2005.

•	W&T was successful in six of six exploration wells, including two in the deepwater and two in the deep shelf.

•	W&T also successfully drilled two out of two conventional shelf development wells.

•	Current production rate is at 210 mmcfe/d or 85% of pre-Katrina production.

Net Income: Net income for the three months ended March 31, 2006 was $55.8 million, or $0.85 per diluted share, on revenue of $162.1 million. Net income reflects the impact of $5.3 million of unrealized income ($3.4 million after-tax), or $0.05 per share, associated with the fair market value of W&T’s open derivative contracts. Without the effect of the open derivatives contracts, net income for the quarter would have been $52.4 million, or $0.79 per share. See “Reconciliation of Adjusted Net Income Available to Common Shareholders” later in this release.

This compares to net income of $39.3 million or $0.60 per diluted share, on revenue of $129.1 million for the first quarter of 2005.

Cash Flow from Operations and Adjusted EBITDA: Net cash provided by operating activities increased 56% to $113.3 million during the first quarter 2006 from $72.4 million during the prior year’s first quarter. The increase in cash provided by operating activities was attributable to higher realized prices on oil and natural gas in the first quarter of 2006 coupled with a reduction in accounts payable in the first quarter of 2005, offset by lower sales volumes and the payment of a $25.0 million performance deposit in connection with the Kerr-McGee transaction in 2006. First quarter adjusted EBITDA was $128.2 million, compared to $101.5 million during the prior year’s first quarter. For additional information regarding EBITDA, please refer to “Reconciliation of Net Income to EBITDA.”

Production and Prices: Total production in the first quarter of 2006 was 10.9 billion cubic feet (“Bcf”) of natural gas at an average price of $8.82 per thousand cubic feet (“Mcf”) and 1.1 million barrels (“MMBbls”) of oil at an average price of $56.90 per Bbl, or 17.3 billion cubic feet of gas equivalent (“Bcfe”) at an average price of $9.06 per Mcfe. This compares to production of 12.4 Bcf of gas at an average price of $6.33 per Mcf and 1.2 MMBbls of oil at an average price of $43.67 per Bbl, or 19.3 Bcfe at an average price of $6.67 per Mcfe in the first quarter of 2005. The reduction in sales volumes for all products is attributable to hurricane deferrals and normal production declines.

Lease Operating Expenses (“LOE”): LOE for the first quarter of 2006 decreased to $15.8 million from $16.2 million in the first quarter of 2005, primarily due to the reduced production attributable to hurricane deferrals and lower workover expenses.

Depreciation, depletion, amortization and accretion (“DD&A”): DD&A increased to $49.1 million, or $2.84 per Mcfe, in the first quarter of 2006 from $41.3 million, or $2.14 per Mcfe, in the same period of 2005. The increase in DD&A during the first quarter of 2006 is a result of higher depletable costs due to higher capital expenditures.

Production and Hurricane Update: W&T Offshore is producing approximately 210 million cubic feet of gas equivalent (MMcfe) net per day, which represents 85% of the Company’s pre-Hurricane Katrina production rate. W&T Offshore anticipates achieving pre-Hurricane Katrina production levels in the third quarter. Currently, the Company estimates that 19 MMcfe per day of net production is shut-in because of Hurricanes Katrina and Rita, primarily due to issues related to field infrastructure and product sales pipelines. W&T has $21 million in hurricane insurance receivables that it believes it will collect over the course of the year. Additional receivables will accrue during the year as work commences, which are also expected to be collected.

Capital Expenditures and Drilling Update: During the first quarter of 2006, W&T participated in the drilling of six gross exploration wells and two development wells, all of which were successful. W&T spent $62.6 million on development projects, $51.9 million on exploration and $8.4 million on other capital expenditure items. Of the exploration wells drilled in the first quarter of 2006, two were in deepwater, two were in the deep shelf, and two were on the conventional shelf.

First Quarter Exploration Wells:

Field Name/Well	Category	Working Interest %
Grand Isle 3 #1	Exploration / Deep Shelf	25%
Venice MLF C-11	Exploration / Deep Shelf	100%
Ewing Bank 977#1ST	Exploration / Deepwater	60%
Green Canyon 82 #1	Exploration / Deepwater	100%
Ship Shoal 130 J-2	Exploration / Shelf	100%
South Timbalier 230 A-7	Exploration / Shelf	100%

First Quarter Development Wells:

Field Name/Well	Category	Working Interest %
East Cameron 321 A-28ST	Development / Shelf	100%
Eugene Island 349 B-3ST	Development / Shelf	29%

Lease Sale Update: W&T was the apparent high bidder on four of seven leases at the Central Gulf of Mexico lease sale on March 15, 2006. Of the four blocks, one is on the shelf and three in the deepwater. W&T’s net financial exposure totaled $4.9 million. The Viosca Knoll 520 and 916 leases have already been awarded, and the remaining two, Green Canyon 73 and 74, are pending the necessary approvals from the MMS.

Dividends: On March 13, 2006, the Company’s board of directors declared a cash dividend of $0.03 per common share, which was paid on May 1, 2006 to shareholders of record on April 14, 2006.

“We have had an excellent start to 2006. I am proud of our teams’ achievements through the drill bit,” said Tracy W. Krohn, Chairman and Chief Executive Officer. “We were also pleased to have achieved better than expected production in the first quarter. We were able to reestablish production at Green Canyon 178 (Baccarat) much sooner than anticipated and at higher rates than expected. Furthermore, production going forward will continue to ramp up significantly throughout the year. We believe our accomplishments reflect the quality and mix of our drilling prospects and the expertise of our operations and exploration teams. We are particularly excited about the Green Canyon 82 (Healey) discovery and look forward to obtaining additional information to fully evaluate this well.”

“We continue to work with Kerr-McGee and the regulatory agencies towards completing the transaction, the largest in the Company’s history. We are virtually done with due diligence, and our staff and management are prepared to close immediately,” said Mr. Krohn.

Outlook: Certain factors affecting these forward-looking statements are listed in this news release. Guidance on performance for the second quarter and full year of 2006 is shown in the table below. This guidance is for W&T stand-alone and does not include the impact of the pending Kerr-McGee transaction.

Estimated Daily Production	Second Quarter 2006	Full-Year 2006
Crude Oil (MMBbls)	1.2 – 1.3	5.8 – 6.1
Natural Gas (Bcf)	10.7 – 11.0	48.2 – 51.1
Total (Bcfe)	18.1 – 18.6	83.0 – 87.7

Operating expenses ($ in millions, except as noted)	Second Quarter 2006	Full-Year 2006
Lease Operating Expense	$18.4 – 19.4	$73.3 – $82.3
Gathering, Transportation & Production Taxes	$3.6 – $4.0	$15.1 – $16.5
General and Administrative	$7.8 – $9.8	$35.0 – $40.0
Income Tax Rate, % deferred	35.0%, 40%	35.0%, 40%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Thursday, May 4, 2006 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate, dial (303) 205-0033 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Thursday, May 11, 2006. To access the replay, dial (303) 590-3000 and reference conference ID 11059579.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market position and conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, prospects unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2005 (www.sec.gov)

- Tables to Follow -

W&T OFFSHORE, INC.

Consolidated Statements of Income

	Three Months Ended March 31,
	2006	2005
	(In thousands, except per share amounts) (Unaudited)
Revenues:
Oil and natural gas	$156,852	$128,724
Commodity derivative income	5,276	—
Other	2	348

Total revenues	162,130	129,072
Expenses:
Lease operating	15,780	16,153
Gathering, transportation costs and production taxes	1,256	4,496
Depreciation, depletion, and amortization	46,838	38,957
Asset retirement obligation accretion	2,254	2,312
General and administrative	11,660	6,909

Total operating expenses	77,788	68,827
Income from operations	84,342	60,245
Net interest income (expense)	1,322	(221)

Income before income taxes	85,664	60,024
Income tax expense	29,833	20,742

Net income	$55,831	$39,282

Earnings per common share:
Basic	$0.85	$0.63

Diluted	$0.85	$0.60

Shares outstanding:
Weighted average shares - Basic	65,971	61,962

Weighted average shares - Diluted	65,994	65,964

Consolidated Cash Flow Information
Net cash provided by operating activities	$113,305	$72,428

Capital expenditures	$122,894	$56,040

Other Financial Information
Adj. EBITDA	$128,158	$101,515

W&T OFFSHORE, INC.

Operating Data

	Three Months Ended March 31,
	2006	2005
	(Unaudited)
Net sales:
Natural gas (MMcf)	10,904	12,375
Oil (MBbls)	1,067	1,154
Total natural gas and oil (MMcfe)	17,307	19,299

Average daily equivalent sales (MMcfe/d)	192.3	214.4

Average realized sales price:
Natural gas ($/Mcf)	$8.82	$6.33
Oil ($/Bbl)	56.90	43.67
Natural gas equivalent ($/Mcfe)	9.06	6.67

Average per Mcfe data ($/Mcfe):
Lease operating expenses	$0.91	$0.84
Gathering, transportation cost and production taxes	0.07	0.23
Depreciation, depletion, amortization and accretion	2.84	2.14
General and administrative	0.67	0.36
Net cash provided by operating activities	6.55	3.75
Adj. EBITDA	7.41	5.26

W&T OFFSHORE, INC.

Consolidated Balance Sheets

	March 31, 2006	December 31, 2005
	(In thousands)
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$136,053	$187,698
Accounts receivable	85,215	83,623
Prepaid expenses and other	36,595	12,503

Total current assets	257,863	283,824

Property and equipment - at cost	1,609,451	1,486,865
Less accumulated depreciation, depletion and amortization	764,421	717,583

Net property and equipment	845,030	769,282

Other assets	18,293	11,414

Total assets	$1,121,186	$1,064,520

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$155,843	$143,049
Asset retirement obligations	37,511	39,653
Accrued liabilities and other	50,951	48,990

Total current liabilities	244,305	231,692

Long-term debt	—	40,000
Asset retirement obligations, less current portion	115,367	112,621
Deferred income taxes	158,833	134,395
Other liabilities	4,021	2,429
Shareholders’ equity:
Common stock	1	1
Additional paid-in capital	53,762	52,332
Retained earnings	544,897	491,050

Total shareholders’ equity	598,660	543,383

Total liabilities and shareholders’ equity	$1,121,186	$1,064,520

W&T OFFSHORE, INC.

Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2006	2005
	(In thousands)
	(Unaudited)
Operating activities:
Net income	$55,831	$39,282
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	49,092	41,269
Amortization of debt issuance costs	80	103
Share-based compensation	1,430	381
Commodity derivative income	(5,276)	—
Deferred income taxes	24,438	7,038
Changes in operating assets and liabilities	(12,290)	(15,645)

Net cash provided by operating activities	113,305	72,428

Investing activities:
Investment in oil and gas property and equipment	(120,637)	(56,025)
Purchases of furniture, fixtures and other	(2,257)	(15)
Change in restricted deposits	(77)	(47)

Net cash used in investing activities	(122,971)	(56,087)

Financing activities:
Repayments of borrowings of long-term debt	(40,000)	(35,000)
Dividends	(1,979)	—
Debt issuance costs	—	(889)

Net cash used in financing activities	(41,979)	(35,889)

Decrease in cash and cash equivalents	(51,645)	(19,548)
Cash and cash equivalents, beginning of period	187,698	64,975

Cash and cash equivalents, end of period	$136,053	$45,427

W&T OFFSHORE, INC.

Reconciliation of Adjusted Net Income Available to Common Shareholders

Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effects of these items are presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period. In addition, earnings without the effects of these items are more comparable to earnings estimates provided by securities analysts.

	Three Months Ended March 31,
	2006	2005
	(In thousands, except per share amounts) (Unaudited)
Net income	$55,831	$39,282
Less: Commodity derivative income	(5,276)	—
Plus: Income tax provision adjustment for above item	1,847	—

Earnings stated without effect of the above item	$52,402	$39,282

Earnings per share-diluted without the effect of the above item	$0.79	$0.60

Reconciliation of Net Income to EBITDA

We define EBITDA as net income plus income tax expense, net interest expense, depreciation, depletion, amortization and accretion and non-cash expenses associated with unrealized changes in the fair market value of open derivative contracts. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA:

	Three Months Ended March 31,
	2006	2005
	(In thousands, except per share amounts)
	(Unaudited)
Net income	$55,831	$39,282
Income tax expense	29,833	20,742
Net interest (income) expense	(1,322)	221
Depreciation, depletion, amortization and accretion	49,092	41,269

EBITDA	$133,434	$101,515

Adjustments:
Non-cash change in commodity derivatives (before tax)	(5,276)	—

Adjusted EBITDA*	$128,158	$101,515

*Adjusted EBITDA excludes certain items that management believes affect the comparability of operating results.

W&T Offshore Inc.

Commodity Hedging Activities

at March 31, 2006

Collars
Commodity	Effective Date	Termination Date	Notional Quantity	NYMEX Contract Price
				Floor	Ceiling
Natural Gas	5/1/2006	6/30/2006	3,233,000 MMBtu	$ 7.14	$12.65
Natural Gas	7/1/2006	9/30/2006	2,116,000 MMBtu	7.32	13.10
Natural Gas	10/1/2006	12/31/2006	3,036,000 MMBtu	8.04	14.49
Natural Gas	1/1/2007	12/31/2007	8,760,000 MMBtu	7.76	16.80
Oil	1/1/2007	12/31/2007	1,569,500 Bbls	61.68	76.40
Natural Gas	1/1/2008	12/31/2008	5,124,000 MMBtu	7.31	15.80
Oil	1/1/2008	12/31/2008	1,024,800 Bbls	60.00	74.50

Swaps
Commodity	Effective Date	Termination Date	Notional Quantity	Price
Oil	4/1/2006	6/30/2006	364,000 Bbls	$ 69.33
Oil	7/1/2006	9/30/2006	165,600 Bbls	69.72
Oil	10/1/2006	12/31/2006	248,400 Bbls	69.85